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                                                                    EXHIBIT 10.8


                              CONSULTING AGREEMENT


         CONSULTING AGREEMENT (this "Agreement"), dated as of December 21, 2000, among Classic Communications, Inc., a Delaware corporation, Classic Cable, Inc., a Delaware corporation (together the "Company") and J. Merritt Belisle ("Belisle") and the Black Creek Group ("BCG").

         WHEREAS, the Company and Belisle have previously entered into that certain Employment Agreement, dated as of July 28, 1999 (the "Employment Agreement");

         WHEREAS, it is mutually in the best interests of Belisle and the Company to terminate the Employment Agreement;

         WHEREAS, the Company desires to continue to benefit from the experience and ability of Belisle in the capacity of a consultant to the Company upon termination of his employment and director relationship with the Company, and Belisle is willing to commit himself to serve in the capacity of a consultant to the Company through his affiliate, BCG; and

         WHEREAS, the parties desire to enter into this Agreement setting forth
(i) the terms and conditions of the termination of the employment and director relationship of Belisle with the Company and (ii) the terms and conditions of the retention of BCG as a consultant to the Company.

         NOW, THEREFORE, in order to effect the foregoing, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. TERMINATION OF EMPLOYMENT AGREEMENT; NON-COMPETITION FEES.

         (a) Effective as of the date hereof, the Employment Agreement shall be terminated and the Company and Belisle shall have no further rights and/or obligations under the Employment Agreement, including without limitation, the Put and Call provisions as set forth in Section 13 of the Employment Agreement. As of the date hereof (the "Effective Date"), Belisle hereby resigns his position as an officer and director of the Company and each of its direct or indirect subsidiaries. The foregoing notwithstanding, Belisle shall be entitled to continue to receive his compensation and benefits as provided under the Employment Agreement through December 31, 2000.

         (b) During the period commencing on the Effective Date and ending on December 31, 2002 (the "Non-Competition Period"), Belisle shall be entitled to receive, in consideration for his obligations pursuant to Section 5 below and in full satisfaction of

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the termination of the Employment Agreement (i) twenty-four (24) monthly payments of $29,166.67, which shall be payable in accordance with the Company's customary payroll practices, subject to applicable withholding requirements, if any; (ii) all of the Company's interest in the company automobile currently used by Belisle and purchased partly by the Company; (iii) all of the Company's interest in the split dollar life insurance policy issued by Pacific Life Insurance Company in which Belisle is the insured; provided, that Belisle will be responsible for all costs associated with maintaining the policy after the Effective Date; and (iv) to the extent assignable and transferable, the Company will assign to Belisle permanently and irrevocably for Belisle's own use, Belisle's membership in the Barton Creek Country Club, including any and all bond or contribution that has been paid to secure the membership; provided that after the Effective Date, Belisle will be solely responsible for all costs associated with continued membership, and that Belisle will take all steps necessary to remove any reference to the Company and its subsidiaries from the membership roster. The Company shall upon request by Belisle execute and deliver such instruments and documents as may be reasonably required in order to vest in Belisle all of the Company's right, title and interest in and to the items referenced in (ii) - (iv) above.

         (c) During the Non-Competition Period, the Company will continue (y) to provide, at the Company's cost, health insurance benefits, consistent with those that may be provided from time to time by the Company to senior officers of the Company and (z) make matching 401(k) contributions consistent with the matching program that may be provided from time to time to senior officers of the Company.

         (d) Stock Options. The provisions of the Employment Agreement and that certain Nonqualified Stock Option Agreement, dated July 28, 1999, between the Company and Belisle (the "Stock Option Agreement") notwithstanding, the Company and Belisle acknowledge and agree that all of Belisle's stock options granted pursuant to the Stock Option Agreement shall become vested as of the Effective Date, but shall only remain exercisable until December 31, 2001, and after December 31, 2001 all unexercised stock options will be cancelled and terminated.

         (e) Tower Bonus Plan. Belisle shall continue to be a Participant (as defined) in the Company's Tower Bonus Plan, consistent with the terms and conditions of the Tower Bonus Plan, as indicated in the letter attached hereto as Exhibit A.

         2. RETENTION AS A CONSULTANT.

         (a) General Consulting. Beginning on January 1, 2001 and continuing through June 30, 2001, unless otherwise extended pursuant to Section 2(b) below (the "Consulting Period"), BCG shall render such general consulting services to the Company and its affiliates, including without limitation, consulting services on specific merger and acquisition transactions and financing projects as may be reasonably requested by the Chairman of the Board of Directors of the Company from time to time; provided,


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however, that (i) Belisle, on behalf of BCG, will not be required to devote more than twenty-five percent (25%) of his business time to the performance of consulting services during the Consulting Period. In this regard, the Company shall provide BCG reasonable notice of such consulting obligations and BCG shall have the right to reschedule commitments to the Company to accommodate the requirements of Belisle's other outside interests.

         (b) Extension of Term. BCG agrees to extend the term of the consulting services to be provided by BCG, as described in Section 2(a) above, until December 31, 2001, if the Company provides notice to BCG on, or prior to, June 1, 2001 of its desire to extend the term of the consulting period. If the Company desires to extend the Consulting Period beyond December 31, 2001, the Company and BCG hereby agree to negotiate in good faith the terms and conditions, including the compensation to be paid to BCG as a result thereof, of such extension of consulting services by BCG.

         (c) Belisle's Services for BCG. Belisle agrees that he will devote such of his business time and efforts to BCG as are necessary in order to enable BCG to fulfill its obligations under this Section 2 to the Company.

         3. CONSULTING FEES.

         (a) For the general consulting services described in Section 2(a) above, BCG shall be entitled to receive, during the Consulting Period, $8,333.33 per month, subject to applicable withholding requirements, if any.

         (b) Pursuant to the Company's regular policies and procedures, the Company shall promptly reimburse BCG for direct business expenses that are necessary for the performance of BCG's consulting services hereunder.

         4. WAIVER AND RELEASE.

         (a) In consideration of the promises and benefits outlined herein, Belisle, on behalf of his heirs, executors, administrators, and assigns and agents hereby knowingly and voluntarily releases, acquits and forever discharges the Company and any past, present and future affiliates, officers, directors, employees, agents, legal representatives, successors, assigns and shareholders from and against any and all claims and causes of action arising out of (i) Belisle's employment by the Company or termination therefrom, (ii) the Employment Agreement (including, without limitation, any accrued and unpaid vacation time), (iii) any discrimination claim whether or not arising under any local, state or federal law or regulation, public policy or common law (including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Older Workers Benefit Protection Act), and (iv) any state, federal or local statute, regulation, public policy, contract or tort principle in any way governing or regulating Belisle's employment or the termination thereof,


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including claims under the Texas Employment Discrimination Law, the Texas
Commission on Human Rights Act, Labor Code Section 21.001, et. seq., and the Texas Disability Discrimination Law, whether known or unknown, which could have been brought up to and including the date hereof, including, but not limited to, any and all claims for damages, attorney's fees and equitable relief which have been asserted, or could have been asserted; provided, however, that this release shall not apply to (y) any claim relating to Belisle's enforcement of the matters described in this Agreement and any claims under any group benefit plan or (z) Belisle's indemnification rights under the Company's certificate of incorporation or bylaws, under the Indemnification Agreement (as defined in Section 8) or under applicable law.

         (b) In consideration of the promises and benefits outlined herein, the Company, on behalf of itself and its officers, directors, subsidiaries, affiliates, assigns and agents hereby knowingly and voluntarily releases, acquits and forever discharges Belisle and his heirs, executors, administrators, agents, legal representatives, successors and assigns from and against any and all claims and causes of action arising out of (i) Belisle's employment by the Company or Belisle's performance of his duties as a director, officer, employee or shareholder in the Company or its subsidiaries or affiliates, (ii) the Employment Agreement, or (iii) any claim arising out of, in connection with or related to, in any way, any action taken by Belisle in his capacity of director, officer, employee, shareholder or authorized representative of the Company or its subsidiaries or affiliates, whether known or unknown, which could have been brought up to and including the date hereof, including, but not limited to, any and all claims for damages, attorney's fees and equitable relief which have been asserted, or could have been asserted; provided, however, that this release shall not apply to any claim relating to or arising out of (i) actions or omissions by Belisle which are fraudulent or which result from gross negligence, bad faith or willful misconduct or (ii) the Company's enforcement of the matters described in this Agreement.

         (c) Belisle acknowledges that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement and that he have twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner. Belisle further acknowledges that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it and that this Agreement shall not become effective or enforceable until such seven
(7)-day revocation period has expired. Belisle acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in writing, signed by him and received by the Company at its headquarters no later than 5:00 p.m. Central Standard Time on the seventh (7th) day after Belisle has signed this Agreement. Belisle acknowledges and agrees that, in the event that he revokes this Agreement, he shall have no right to receive any payment hereunder. Belisle further acknowledges and agrees that he would not receive the enhanced payments set forth in Sections 1 and 3 hereof of this Agreement except for his signing of this Agreement and his fulfillment of his promises set forth in this Agreement. Belisle understands and agrees that the Company is under no


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obligation to offer such payment or consent to the release set forth in Section
4(b) of this Agreement and that Belisle is under no obligation to consent to the release set forth in Section 4(a) of this Agreement. Belisle represents that he has read this Agreement and understands its terms and that he has entered into this Agreement freely, voluntarily, and without coercion.

         5. NON-COMPETITION AND NON-SOLICITATION.

         Belisle hereby acknowledges that, during and solely as a result of his employment by the Company, he has received and may continue to receive: (1) special training and education with respect to the operations of a cable television company and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the payments to be received pursuant to this Agreement as well as the special and unique opportunities afforded to Belisle by the Company as a result of Belisle's employment, as outlined in the previous sentence, Belisle hereby agrees as follows:

         (a) During the Non-Competition Period, Belisle shall not, without the prior written consent of the Company, (i) directly or indirectly engage in any business that competes with the Company or any Affiliate of the Company in their conduct of the cable television business, or otherwise receive compensation for any services rendered regarding any aspect of the cable television business anywhere within the states in which any cable television system is operated by the Company or any affiliate of the Company, provided, however, that (y) Belisle may participate as a passive investor in businesses which are similar to that of the Company so long as the investment is limited to not more than 10% of the ownership interests of such entity and (z) Belisle may continue to invest in, acquire or receive compensation for services rendered on behalf of Mid-South Telecommunications Company, North Texas Telephone, and other Approved Rural Local Exchange Carriers, as defined below (such activities specified in (y) and (z) above being referred to as the "Permitted Activities") or (ii) engage or participate, directly or indirectly, in any business which is substantially similar to that of the Company or any affiliate of the Company on the Effective Date, including, without limitation, serving as a consultant, administrator, officer, director, employee, manager, landlord, lender, guarantor, or in any similar or related capacity or otherwise receive compensation for services rendered regarding any aspect of the cable television business anywhere within the states in which any cable television system is operated by the Company or any affiliate of the Company on the Effective Date; provided, however, that Belisle may engage in the Permitted Activities. An "Approved Rural Local Exchange Carrier" shall be defined as a rural local exchange carrier that (y) Belisle wishes to invest in, acquire or receive compensation from and (z) (A) Belisle has identified to the Company, in writing, not less than 30 days prior to, nor more than 60 days prior to the date Belisle wishes to engage in the activities described in subsection (y) above and (B) the Company has determined, within 20 days of receiving such notice from Belisle, not to seek to invest in or acquire all or part of such entity; provided, that the Company's failure to deliver


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written notice to Belisle within 20 days after receipt of such notice from
Belisle that the Company intends to seek in good faith such investment or acquisition will be deemed to be a determination by the Company not to seek such investment or acquisition. Belisle acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect the Company's goodwill, proprietary information and other business interests. The mere ownership of a de minimis amount of securities in any competitive enterprise and exercise of rights appurtenant thereto, and participation in management of any such enterprise or business operation other than in connection with the competitive operation of such enterprise, are not prohibited.

         (b) During the Non-Competition Period, Belisle agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise (1) solicit any of the employees of the Company to terminate their employment; provided, however, that Belisle may solicit Shanna Cagle, Marlene Rodriguez, Bryan Noteboom and Frank Mendoza to terminate their employment with the Company; or
(2) accept employment with or seek remuneration by any of the clients or customers of the Company with whom the Company did business during the term of Belisle's employment or during the Non-Competition Period.

         (c) The period of time during which Belisle is prohibited from engaging in certain business practices pursuant to Sections 5(a) or (b) shall be extended by any length of time during which Belisle is in breach of such covenants.

         (d) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 5(a) through (c) are essential elements of this Agreement, and that, but for the agreement of Belisle to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by Belisle shall be construed as agreements independent of any other provision in this Agreement.

         (e) It is agreed by the Company and Belisle that if any portion of the covenants set forth in this Section 5 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Belisle agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this
Section 5 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Belisle. The Company and Belisle agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.


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         6. CONFIDENTIALITY.

         Belisle agrees to keep in strict secrecy and confidence any and all confidential and proprietary information Belisle assimilates or to which Belisle has access during his prior employment with the Company or during the Consulting Period, and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company. Belisle agrees that both during and after the Consulting Period, Belisle will not, without the prior written consent of the Company, disclose any such confidential and proprietary information to any third person, partnership, joint venture, company, corporation or other organization.

         7. NON-DISPARAGEMENT.

         (a) Belisle agrees that he will not intentionally make any derogatory or disparaging statements about the Company or its past, present and future affiliates, officers and employees that may adversely affect their current or potential business reputation.

         (b) The Company agrees that it will not intentionally make any derogatory or disparaging statement with regard to Belisle or Belisle's employment with the Company or the termination of Belisle's employment that may adversely affect his current or potential business or personal reputation.

         8. INDEMNIFICATION.

         The Company hereby acknowledges and agrees that nothing in this Agreement is intended to modify or otherwise alter any rights to indemnification pursuant to the Company's certificate of incorporation or bylaws or your indemnification agreement dated July 28, 1999 (the "Indemnification Agreement").

         9. SUCCESSOR.

         This Agreement and all rights of Belisle hereunder shall inure to the benefit of and be enforceable by Belisle's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Belisle should die while any amounts would still be payable or benefits would still be provided to him and/or his family pursuant to Section 1 hereunder if he had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to Belisle's devisees, legatees, or other designees or, if there be no such designee, to Belisle's estate.

         10. NOTICE.

         For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed


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to have been duly given when delivered or (unless otherwise specified) mailed by
United States certificated or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Belisle:

         3414 Tarlton Lane
         Austin, Texas 78746

         With a copy to:

         Vinson & Elkins L.L.P.
         2700 One America Center
         600 Congress Avenue
         Austin, Texas 78701
         Attn:  Patrick Breeland

         If to the Company:

         Classic Communications, Inc.
         6151 Paluxy Road
         Tyler, Texas 75703
         Attn:  Dale Bennett

         With a copy to:

         Skadden, Arps, Slate, Meager & Flom (Illinois)
         333 West Wacker Drive
         Chicago, Illinois  60606
         Attn:  Peter C. Krupp, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. MODIFICATION OF AGREEMENT; GOVERNING LAW.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Belisle and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto or, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at


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the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

         12. VALIDITY.

         The validity or enforceability of any provision or provisions of this Agreement shall not be affected by the invalidity or unenforceability of any other provision of this Agreement, and such valid and enforceable provisions shall remain in full force and effect.

         13. ENTIRE AGREEMENT.

         This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto which are related to the subject matter of the Employment Agreement or the termination thereof.

         14. CONFLICT WAIVER.

         The Company acknowledges that (y) Vinson & Elkins L.L.P. ("VE") has from time to time represented the Company and its subsidiaries in various legal matters unrelated to this Agreement and (z) with the Company's consent, after consultation with the Company's counsel in this transaction (Skadden, Arps, Slate, Meagher & Flom (Illinois)), Belisle has engaged VE to represent him and BCG in connection with this Agreement. The Company consents to VE's representation of Belisle and BCG in connection with this Agreement and waives any conflict related to such representation.


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         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first written above.

                           CLASSIC COMMUNICATIONS, INC.



                           By: /s/ Dale Bennett
                               -------------------------------------------------
                           Name:    Dale Bennett
                           Title:   President and Chief Operating Officer


                           CLASSIC CABLE, INC.



                           By: /s/ Dale Bennett
                               -------------------------------------------------
                           Name:    Dale Bennett
                           Title:   President and Chief Operating Officer



                           /s/ J. Merritt Belisle
                           -----------------------------------------------------
                           J. MERRITT BELISLE


                           The Black Creek Group joins in the execution and delivery of this Agreement for the purpose of being bound by the provisions of Section 2 of this Agreement.


                           THE BLACK CREEK GROUP


                           By: /s/ J. Merritt Belisle
                               -------------------------------------------------
                           Name:    J. Merritt Belisle


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